047 Pennsylvania Tax Exempt Income Fund
05/31/04 Annual

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:


Putnam Management has agreed to assume certain expenses incurred by the fund in connection with allegations of improper short-term trading activity. During the fund's fiscal May 31, 2004 legal, shareholder servicing and communication, audit, and Trustee fees incurred by the fund and assumed by Putnam Management were $4,136.


72 DD1

Class A		6,981
Class B		2,171

72 DD2

Class M		111


73 A1

Class A		0.371457
Class B		0.311753


73 A2

Class M		0.344259


74 U1

Class A		17,228
Class B		5,705



74 U2

Class M		250

74 V1

Class A		8.88
Class B		8.87



74 V2

Class M		8.89